                                                                  EXHIBIT 23.2


                        Consent of Independent Auditors

        We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-93712, Form S-8 No. 33-93746, Form S-8 No. 333-03460, Form S-8 No. 333-03478, Form S-4 No. 333-00230, Form S-4 No.
333-4406, Form S-4 No. 333-09905, Form S-3 No. 333-10531 and Form S-3 No.
333-11607) of Physicians Resource Group, Inc. and the related Prospectuses of our report dated March 22, 1996, except for the third paragraph of Note 7 and
Note 15, as to which the date is October 24, 1996, with respect to the consolidated financial statements of American Ophthalmic, Inc. included in Physicians Resource Group Inc.'s Current Report on Form 8-K/A dated October 7, 1996 filed with the Securities and Exchange Commission.


                                        Ernst & Young LLP



Orlando, Florida
October 24, 1996